UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

August 10, 2015
Date of Report (Date of earliest event reported)

KONARED CORPORATION
(Exact name of small business issuer as specified in its charter)

Nevada	000-55208	99-0366971
(State or other jurisdiction of	(Commission	(IRS Employer Identification
incorporation or	File Number)	Number)
organization)

1101 Via Callejon #200, San Clemente, CA 92673-4230
(Address of principal executive offices) (Zip Code)

Phone: (808) 212-1553
(Registrant’s telephone number)

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

2829 Ala Kalanikaumaka Street, Suite F-133, Koloa, Hawaii 96756
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 - Registrant's Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

On August 10, 2015, 2014, ("Effective Date") KonaRed Corporation (the "Company") entered into an executive employment agreement (the "Agreement") with Mr. Kyle Redfield to be our Company’s new President and Chief Operating Office. Mr. Shaun Roberts resigned the position of President that same date in favor of Mr. Redfield and retains the positions of Chief Executive Officer, Director, and Board Chair.

For the past four years Mr. Redfield was General Manager of POM Wonderful, LLC, a beverage and fruit extracts company. At POM Wonderful he started the industrial division and grew the Company’s revenue significantly within 2 years time, and the division continues to grow today. The Wonderful Company, parent company to POM Wonderful, generated $3.5 billion in sales as of October 2014. Mr. Redfield managed a global sales team, designed and implemented all sales support materials, approved marketing trade expenditures and was the lead negotiator on multiple contracts with co-manufacturers. While expanding global sales reach including opening up the EU and Asia regions, he created multiple processes fo~~r~~ customer service, shipping, technical and regulatory compliance, finance and production and was responsible for full management of profit & loss, overhead, travel & entertainment and budgeting. Mr. Redfield will oversee KonaRed’s global sales efforts, new product development, staff management, forecasting, production, distribution and day-to-day operations. His focus will be on expanding the sales and marketing strategy to increase revenue and profitability.

The Company has engaged Mr. Redfield with the intention that over six to twelve months his achievements will merit his appointment to the role of Chief Executive Officer and Chief Operating Officer. Preceding such formal appointment Mr. Redfield shall informally be named as the Company's "CEO designate" in public statements where appropriate.

Mr. Redfield's compensation includes a base salary of $275,000 per annum paid biweekly and a standard quarterly bonus of 100% of quarterly base salary to be paid in cash subject to certain conditions, or through issuances of restricted common shares of the Company. The Agreement has a three year term and automatically renews for additional one year renewal periods provided, however, that within the sixty to ninety day period prior to the expiration of the Initial Term or any Renewal Term, at its discretion, the Compensation Committee of the Board of Directors may propose such amendments to the Agreement as it deems appropriate. Should Mr. Redfield exceed a set of mutually agreed performance targets, his base salary shall be increased to a level of $325,000 per annum at the six month anniversary of the Effective Date of the Agreement.

The Agreement provides that heath care and other benefits generally made available to other executives of the company will be provided to Mr. Redfield and that he shall be reimbursed for all reasonable out-of-pocket business expenses. If Mr. Redfield is terminated during the first twelve months of this Agreement he will be paid three months base salary within sixty days following termination. During any subsequent period, upon termination Mr. Redfield would receive the initial three months base salary severance for his first twelve months of employment, plus three months additional base salary for each subsequent twelve month period of employment, such additional severance to be pro-rated for the period during which Termination occurred. Taken together, all severance would not exceed a payment of twelve months base salary.

Mr. Redfield was issued 1,333,333 restricted common shares of the Company as a signing bonus and will receive additional issuances of 1,333,333 restricted common shares each on the twelve month and twenty four month anniversaries of Effective Date.

The Agreement has a non-compete clause wherein, during the term of the Agreement and for a period of two years from the termination of the Agreement, Mr. Redfield agrees not to be employed by a direct competitor in the coffee fruit business, directly or indirectly.

ITEM 3.02 - UNREGISTERED SALES OF EQUITY SECURITIES

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KONARED CORPORATION

/s/ Shaun Roberts
Shaun Roberts
President and CEO
August 11, 2015